Exhibit 99.1

Conference Call Transcript

RLI Corp.  — Earnings Conference Call — 2nd Quarter 2013

July 18, 2013   //  10:00 am (CT)

PARTICIPANTS

Corporate Participants

Jonathan E. Michael — Chairman and Chief Executive Officer

Michael J. Stone — President and Chief Operating Officer (RLI Insurance Company)

Aaron H. Jacoby — Vice President, Corporate Development

Thomas L. Brown — Vice President and Chief Financial Officer

Other Participants

Name	Affiliation

Meyer Shields	Keefe, Bruyette & Woods
Randy Binner	FBR Capital Markets
Mark Dwelle	RBC Capital Markets LLC
Ken Billingsley	Compass Point Research & Trading LLC
John Thomas	William Blair & Company, L.L.C.

RLI CORP.

Moderator: Aaron Jacoby

July 18, 2013

10:00 a.m. (CT)

Operator:  Good morning, and welcome, ladies and gentlemen, to the RLI Corp. Second Quarter Earnings Teleconference. At this time, I would like to inform you that this conference is being recorded and that all participants are in a listen-only mode. At the request of the company, we will open the conference for questions and answers after the presentation.

Before we get started, let me remind everyone that through the course of the teleconference, RLI management may make comments that reflect their intentions, beliefs and expectations for the future. And as always, these forward-looking statements are subject to certain risk factors, which could cause actual results to differ materially. These risk factors are listed in the company’s various SEC filings, including the Annual Form 10-K, which should be reviewed carefully. The company has filed a Form 8-K with the Securities and Exchange Commission that contains the press release announcing second quarter results.

RLI management may make reference during the call to operating earnings and earnings per share from operations, which are non-GAAP measures of financial results. RLI operations earnings and earnings per share from operations consist of net earnings after elimination of after-tax realized investment gains or losses. RLI management believes this measure is useful in gauging core operation performance across reporting periods, but may not be comparable to other companies’ definitions of operations — operating earnings. The Form 8-K contains reconciliation between operating earnings and net earnings. The Form 8-K and press release are available at the company’s website of www.rlicorp.com. At the request of the company, we will open the conference up for questions and answers following the presentation.

I would now like to turn the conference over to RLI’s Vice President, Corporate Development, Aaron Jacoby. Please go ahead.

Aaron Jacoby:  Thank you. Good morning to everyone. Welcome to the RLI earnings call for the second quarter of 2013. Joining me on today’s call are Jon Michael, Chairman and CEO; Mike Stone, President and Chief Operating Officer; and Tom Brown, Vice President and Chief Financial Officer. I’ll turn the call over to Tom first this morning to get some brief opening comments on the quarter’s financial results. Then, Mike will talk about our operations and market conditions. We’ll then open the call to questions, and Jon will finish up with some closing comments. Tom?

Tom Brown:  Thanks, Aaron, and good morning, everyone. We are pleased to announce another solid quarter of profit and growth. Starting with profitability, the combined ratio for the quarter was a very strong 83.4%. Included in this result is $24.6 million of favorable development positively impacting the combined ratio by 16 points. Each of our three segments contributed to this favorable result, most significantly from the Casualty segment and from more recent accident years 2008 through 2012.

Meanwhile, spring storms decreased underwriting income by $8.8 million or about 6 points to the combined ratio, which by comparison was less than similar storm activity experienced in the second quarters of 2012 and 2011. Halfway through the year, combined ratio stands at a very attractive 84.8%.

Turning our attention to premium growth, gross premium was up 11% over last year. Continuing the segment trend of late, Casualty was the biggest driver, up 18% as a result of new product initiatives as well as certain products achieving both rate and exposure growth. The Property and Surety segments each grew at 5% to 6%, which is actually better growth than had been in the case in the more recent quarters. Worthy to note was the fact that the net written premiums was up 15% or 4 points higher than the gross premium growth rate, which is result of our January 1 casualty reinsurance treaty renewal, where we took the opportunity to retain more of the attractive business we write as positive pricing trends continued.

Turning to investments, it was a tale of two asset classes. The good news was the equity portfolio generated a total return of 2.4%. The bond portfolio, meanwhile, was a negative 2.9% return due to rising interest rates in May and June as a result of the Fed’s recent comments. Investment income was down 13% in the quarter, although higher interest rates will over time work their way into improved investment income results. Not to be overlooked, our equity investment in Maui Jim continued to add favorably to earnings, contributing 12% earnings growth over last year and 15% on a year-to-date basis.

The combination of underwriting and investment results drove operating earnings per share of $1.27 per share, up from $1.17 per share last year. In summary, a positive quarter and first half to 2013. I’ll now turn the discussion to Mike Stone. Mike?

Mike Stone:  Tom, thanks, and good morning, everybody. Another good quarter, not as good as it gets, but pretty good. Combined ratio of 83%, 83.4%; gross written premium growth of 11%, net at 15%. As Tom indicated, we increased retentions in our casualty book on 1/1. Obviously, deciding to take more risk with the underwriters that we know and have performed well. I’ve got a little market commentary in what we’re seeing in our segments and products.

Casualty, nice growth in the quarter, combined ratio low 80%s. We’re seeing some organic growth with growth in our Transportation, Commercial Umbrella, Professional Services, which is our architects and engineers, and EPG, which is D&O. Also, new products, medical malpractice, security guards are providing some additional growth for the quarter and year-to-date.

We continue to re-underwrite our GL habitational business in gross written premiums, off in our General Liability business by some 18% year-to-date and 20% in the quarter, as we exit many of the offending accounts. Like I said, it’s not as good as it gets. If we can get GL habitational right, we can see some additional growth and some additional improvement in our Casualty business.

Overall, the Casualty rate environment continues to be a favorable trend, probably about five more points in the quarter, but it’s still spotty and it’s still a bit fragile. Obviously, economy is getting better so we’re seeing more opportunities and our underwriters report that our submission activity is up. We continue to get considerable rate on our commercial umbrella product, but that’s very localized. Transportation, high single-digit rate improvement, but our Transportation VP says the firm market might be over. It lasted all of about two quarters. As several competitors exited late last year, as they encountered difficult profit conditions and we were able to add some new accounts, but capacity is coming back into that space. So, Casualty, overall, good marketplace; we continue to perform well, marking and riding a little bit of rate improvement and the economy is getting better.

Property, a combined ratio of 95% in the quarter, 86% year-to-date. Spring storms, as Tom indicated, had a sizable impact but it had sizable impact both last year and this year. The market is really responding slowly in the — where the spring storms have occurred in the last couple of years, but it is starting to react. We are starting to see a little rate in those areas. Property, the crop business was up some 50% in the quarter. Our reinsurance business is off considerably, that is our assumed reinsurance business, as we re-underwrite the property fac business and we non-renew that fairly sizable quota share of treaty in the quarter. Seeing a bit of growth in our DIC business, our earthquake business, where we’re getting about 5% of rate. And that’s working into our premium as well.

Our marine business, gross written premium is down some 6% in the quarter as we continue to re-underwrite and realign this business. We expect marine to continue to shrink as we get this structured correctly. Again, another opportunity for us to improve our results over time is to get this business moving in the right direction. We think we’re — trend is right, but we haven’t got it completely in the right form at the moment. And our new product, our recreational vehicle product, is off to a good start with about $4 million worth of premium.

Overall, Property is steady, but with significant reduction in reinsurance costs on 7/1 by the industry and introduction of RMS 13, we expect some headwinds ahead, but we’re well-positioned in our chosen space and with our distribution force.

Surety, again a very good quarter, 67% combined ratio; gross written premium, basically flat; continued to perform well in spite of significant competition, much of it new, in the past several years, I believe, some 10 new entrants into the Surety space. And by the way, everybody, business in the Surety is not that easy and I would expect that some of these new entrants are going to encounter some significant headwinds as they try to make a profitable outcome in this space. We’re well-positioned in Surety. We got four very well-performing businesses. We’ve got our Contract Surety moving in the right direction and the other three products are doing very well. So, we expect to continue to outperform as our talented underwriters focus on providing specialty solutions to our customers.

With that, I’ll turn it back to Aaron.

Aaron Jacoby:  Great. Thanks, Mike. We can now open the call up for questions.

Operator:  Thank you. [Operator Instructions]. It appears our first question comes from Meyer Shields with KBW.

Meyer Shields:  Thank you. Good morning, everyone. Two really quick questions if I can. One, Mike, you mentioned that Transportation is seeing a return of capacity. Is it the same sort of legacy players or are these new guys coming in that have less experience?

Mike Stone:  Well, it’s basically — I won’t say it’s completely new guys. It’s some people that were in the business in the past that are coming back. It’s MGAs that are getting reinsurance capacity that they lost. So, it’s a bit of a combination. So, that’s a space where premium size is fairly large and you see people get in and get out. We’re one of the stable markets and I think that enables us to basically outperform in this space. So, we see them come and go. There’s a few other companies like us that are pretty stable markets, but there’s a lot of people that grow fairly quickly and then blow up or have significant problems. So, we expect that to continue into the future.

Meyer Shields:  Okay. And when you say expect to continue, you mean the competition and then the withdrawal as the experience relates at this point?

Mike Stone:  Yes, Meyer, yeah, that’s what I think. I don’t think anything has structurally changed here. We’ll see new entrants because there’s — there are large premium items and people think they’ve got an underwriter that knows the space and it’s not too difficult to get into, and particularly through the MGA side and we see them come and go. And I think the distribution knows us as a steady market and we’re there to pick up some of those pieces when that happens and provide a steady capacity to some of the, we think, the more astute transportation entities.

Meyer Shields:  Okay. That was very thorough. Thank you. Are you seeing any change in casualty loss trends over the last, I don’t know, six months, year?

Mike Stone:  I’m sorry, what was the first part of that question?

Meyer Shields:  Whether you’re seeing any change in casualty loss cost trends?

Mike Stone:  No. We’re not — this is Mike Stone again, we’re not, basically the same.

Meyer Shields:  Okay. Thanks very much.

Operator:  Our next question comes from Randy Binner with FBR.

Randy Binner:  Hey, good morning. Thank you. I wanted to just pick up on what Meyer was asking there because I guess, at least from my model, it seems like the underlying loss ratio in Casualty was a little bit — underlying meaning excluding the impact of PYD and CAT, and so, that seemed a little bit higher than what we were modeling. And that doesn’t mean that we — our model may have been off. But I mean, if there’s no change in casualty loss trend, I mean should we take it then that there’s really no — that you are not picking higher for Casualty on a current accident year basis?

Tom Brown:  Yeah, Randy, it’s Tom Brown. Let me just talk a little bit about the process. We take a long-term view to loss cost trends, first and foremost. And so what that means is we don’t work necessarily sequentially, picking up viewing one quarter from where we ended the prior quarter.

So, I think we may have talked about this in the past. We ended last year at a 69%, roughly, loss ratio. Year-to-date, we’re at about a little over 70%. But in contrast to where we were at the same point in time in 2012 in the second quarter, it was about 71.5%. So, we’re about a point lower than we were from a timing perspective from the prior year, but slightly higher on loss cost trend because of that long-term view we take at this point in time. Having said that, we also in the second half of the year do our first full-blown actuarial study of the current accident year, which obviously could change things.

Randy Binner:  Okay. Yeah, that’s actually — that’s perfect. And then just on price increases in Casualty, I mean, if I kind of synthesize all the commentary from Mike, it seems like mid to high single-digit price increases in Casualty. Is that sustainable kind of going forward for the rest of the year from what you’re seeing in your markets?

Mike Stone:  Randy, Mike Stone again. We’ve been — I’ve been saying for I think the last four or five quarters that it feels fragile. We continue to get rate, but it — there doesn’t seem to be a reason. There’s no catalyst that’s driving it, other than maybe lower interest rates and investment returns and the long, steady, soft market. So, I think everybody is trying to raise rates. But we’re seeing new capacity enter, certainly on the Property side and certainly no lack of competition on the Casualty side. I’m surprised that I haven’t already been asked about Berkshire because I can’t walk 10 feet without being asked about Berkshire. And that new capacity is certainly focused heavily on the Casualty side as well.

So, I think it’s reasonable to assume that we’ll continue to get rate through the end of the year, somewhere 1% to 5% makes sense, but how long it lasts is anyone’s guess. As I like to say, how many angels dance on the head of a pin? So, we’re happy where we are today and hope it continues for a while.

Randy Binner:  Now, well, since you brought up Berkshire, so the — I guess it seems like where — and I already got this, I’m sure other people have thoughts here, but I guess my reaction to Berkshire maybe a couple of months ago was that they were going to be hitting kind of larger account and maybe London market stuff with that E&S team. Are you feeling their presence in your kind of smaller case markets?

Mike Stone:  I’m certainly hearing about it and I don’t know — I don’t think we’re feeling it yet. I think we will see less Berkshire directly than the outgrowth from the fight. There’s not going to — nobody’s going to give up their business easy, so Lexington, you name them, right, the bigger players, the larger account players. Is that going to drive them down into smaller accounts and getting down into our space? At some point in time, yes. It’s not there yet. And, by the way, we’re not going to give up easy either. So, the — I think the short answer is we’re not really — we’re not seeing them yet, but there’s certainly a presence in the marketplace.

Randy Binner:  All right, that’s very helpful. Thank you.

Mike Stone:  And they have a lot of mouths to feed.

Randy Binner:  Thanks.

Operator:  Our next question comes from Mark Dwelle with RBC Capital Markets.

Mark Dwelle:  Yeah, good morning. Just a couple questions. I just wanted to start by expanding a little bit on your comments on the Surety business. It wasn’t so much that that unit showed a lot of growth, but that it was more of a turnaround from the declines that we had seen. Is that — I mean, I guess the question I’m asking is, is that economic growth? Is it new business growth? Is it the end of the re-underwriting process? Could you just expand on your comments there a little bit?

Mike Stone:  Yeah, are you speaking to the — about the premiums being basically flat or are you speaking rate environment? Okay. Yeah, actually we’ve — certainly we added premium from the CBIC acquisition a couple years ago, and that’s continuing to hold. We are doing a better job with our Contract Surety business. Our Contract Surety business has improved over the last over 12 months, last several quarters. The environment — the overall environment is better. The economy is better, which helps Surety, certainly Contract Surety.

And our other businesses, our Miscellaneous Surety, which is our transactional small account, small premium items is really, it’s a story of technology and a story of our relationship with our distribution partners. That continues to move along steadily and certainly we’ve added growth from the CBIC acquisition. And our other two specialty areas are Commercial Surety, which is a larger account business, and our oil and gas business continued to outperform because we have better underwriters.

Mark Dwelle:  Okay. Is there any rate movement in that area? Or it’s really just the business volume trends themselves?

Mike Stone:  There’s really not much rate movement in Surety. It’s really a question of what happens to terms and conditions. We are seeing a little bit of softening on the underwriting side, from the standpoint of personal indemnities and those kind of issues. But all-in-all, it’s fairly flat from that perspective.

Mark Dwelle:  Okay. Thanks for that. And then the second question, with interest rates having moved somewhat back up, just if you could talk maybe philosophically about how you might think about taking advantage of that? I mean there’s — there have been — you inevitably have some of your portfolio positioned in shorter durations. Just how you might respond to that and how quickly we might see any improvement in, say, the average book yield.

Tom Brown:  Yeah, Mark, hello. It’s Tom Brown. How are you?

Mark Dwelle:  Good.

Tom Brown:  Philosophically, I think, first and foremost, we pretty much take a long-term view, conservative view, in our investment portfolio that’s served us well for a number of years. Of late, though, with Fed comments and how that moves the markets, it’s day-to-day, week-to-week. But with that new money, I think we view it moving a little more into the muni space, where on an after-tax basis we pick up, say 20, 25 basis points in yield.

Clearly, just the new money — I mean, with the interest rates ticking up, you will see as that new money is reinvested certainly at higher yields. And we can see just from current second quarter, if you compare the book — the market yield to December 31 of 2012, where it was 2.1, it’s moved up about 100 basis points to 3.1. So, as the new money moves in, we should see some uptick. But it will take some time to help see that borne out in the actual investment income yield over time.

Mark Dwelle:  Okay. That’s helpful. I guess the last question is any initial impressions in terms of the crop market this year, how the overall plantings in revenues look and where things sit?

Mike Stone:  Yeah, this is Mike Stone. I’ve been cautioned not to talk about the corn that’s right outside the window here. So, let me talk about how good it looks compared to how bad it looked last year, because it’s not just about us here in Central Illinois. But it looks like things are a little bit better overall, but certainly it’s still early. There’s been a bit of replanting activity. And so I’d say, at this point in time, things look better than last year, right. The drought’s lessened in some places. It’s over in some areas. Certainly, the Midwest states look better. We have more exposure in the Midwest states this year than we had last. So, I think from our perspective, it certainly is crop with an “O” this year. It’s looking better.

Mark Dwelle:  Well, I can tell you the East Coast corn looks great, too. So, thanks for all that.

Mike Stone:  Thank you.

Tom Brown:  Thanks, Mark.

Operator: [Operator Instructions]. Our next question comes from Ken Billingsley with Compass Point.

Ken Billingsley:  Good morning. Just a question I have which is the — with rate expectations being flat to single digit up on the premium side, excess reinsurance capital being discussed in the market and rising interest rates, when you guys are looking forward out over the next 12 to 24 months in your planning, what are you expecting to be happening with rates? And is there going to be a change in expectations that maybe rates come down a little bit sooner than people had anticipated?

Mike Stone:  Ken, it’s Mike Stone. Again, I think I’ve tried to answer this a little bit earlier. When we look out 24 months, you’re out pretty far. And you’re right, there’s a lot of things that go into that equation, including the new capacity, and certainly that’s being utilized on the Property side. How deep that — how deep is that going to be? Are they going to find ways to get into the Casualty business? Then we have the new direct capacity, the Berkshires and others, by the way. So, there’s a lot that go into that equation.

I would say that if you look out that far, a lot of other things can happen. External things can happen, events that we haven’t had in the recent past that could change the dynamics. I think as we look out, we’ve had a couple of pretty good years from a rate standpoint. If we can continue to get a little bit of rate this year and if it flattens out next year, we think we’re in pretty good shape.

Ken Billingsley:  Are any of your lines suspect to competitors utilizing kind of cash flow underwriting to gain market share because of rising interest rates? Or do you think you’re separate from that?

Mike Stone:  Well, no. I think we’re certainly subjected to that. I think the surplus lines space is a little bit different. I mean, obviously as the — typically those people are the bigger companies that’ll dip a little bit deeper into the surplus lines space. But where we play by and large is not as susceptible to that. But we’re in D&O admitted products that are more subject to that activity. So, we’re not immune but we think we think we’re probably less impacted by that than some others.

Ken Billingsley:  And given the current pricing, obviously you’ve retained more premium than you have historically. How high do you see that going? I think you’re at about 78% or so on a 12-month basis. How high do you see yourself going from a retention of written business?

Jon Michael:  Jon Michael, Ken. Really, it’s probably not too much higher. We’ve got some room on stuff like professional liability to retain more. But really on General Liability, Transportation, those types of — that type of business, we don’t reinsure very much of that anyway. And then in addition to that, we have a CAT cover that provides that stable year-to-year. We have to pay for that no matter what. So, probably not a lot higher overall.

Ken Billingsley:  Last question is, on a net premium business surplus basis, what level do you guys feel comfortable you’re reaching? I believe the kind of the highest point I’ve seen since is about 1.1 times. Is that your comfort level? Are you willing to take that a little bit higher in the current market?

Jon Michael:  In a firm market, we’re willing to take that a bit higher than 1.1. And I think our models show on a short-term basis we could do 1.25, 1.3, something like that. So, and I’m certainly comfortable at that level especially when we’re dealing with renewal type business, it’s just priced higher.

One more thing I’d add. Let me add one more thing to what Mike said on hardening markets and expectations over the next 12 to 24 months. A better economy is going to really help all, and it will help all markets. And you also mentioned, and other questioners have talked about a rising interest rate environment. I just want to remind everybody that we’re still in a very low historic interest rate environment. So, but I hadn’t heard that term cash flow underwriting for a long time that I wrote it down. So, I don’t think we’re going to see a lot of that.

Ken Billingsley:  Very good. And I guess you would say that we were still in a hardening market, not just a hardened market? Do you expect that to continue hardening here?

Jon Michael:  I think it’s hardening. I agree completely with what Mike said. It’s pretty fragile.

Ken Billingsley:  Okay. Very good. Thank you for taking my questions.

Operator: And our next question comes from John Thomas with William Blair.

John Thomas:  Hi. I was wondering what is the development for Casualty by accident year? Which accident years produced the most development?

Tom Brown:  Yeah, John, good morning. It’s Tom Brown. Just in terms of my opening remarks, we’re really seeing it from 2008 to 2012, but you really skewed to the more recent years along those lines on the Casualty space.

John Thomas:  Okay. And when you view the Casualty profitability and you look at the calendar years, which year would you say had the worst, I guess, rating? And then how much has it improved since then?

Tom Brown:  Worst rating you mean by in terms of price rates?

John Thomas:  Yes.

Mike Stone:  I can try that. This is Mike Stone. I think probably the nadir, is that the right word, was 2010. And it’s moved up from there, slightly at first and then a little bit more and it’s kind of flattened out around 5% or so, some products better, some less. But across our product portfolio, it’s probably been 5 points of rate improvement over the last year and probably a little less than that for the first year following that. So, it’s moved steadily up, unlike in the past where you had big blips up and then flattens out and starts to decay. This has been just kind of a little unusual for the Casualty marketplace, kind of this slow rise.

John Thomas:  Okay. And then you mentioned the softening in Transportation. A lot of carriers have reported very high loss trends in commercial auto and have been struggling profitability-wise there. And so, I’m curious why you think Transportation is softening more than say Casualty or some of the other lines of business that, at least on an industry basis, haven’t suffered as much?

Mike Stone:  Well, I think what I said was we had a pretty good performance in the first half and saw a lot of capacity leave the market late last year. We hit on a number of accounts. And — but there’s some recent entrants that have increased the capacity. A couple of MGAs have gotten some — have gotten reinsurance capacity again. But it’s early to say it’s softening. So, I wouldn’t say softening. I would say that it will flatten. And certainly, we’re much more steady when it comes to rate. We will write more accounts at our rates when capacity leaves or other companies get in trouble, like what you’re describing. We don’t drive a whole lot of rate and we don’t give up a whole lot of rate. So, we’ll lose accounts as rates go south. And I don’t think they’re going south. I think they’re flattening out.

John Thomas:  All right. Thank you very much.

Mike Stone:  Thank you.

Operator:  And it appears we have no further queue of questions in the queue at this time.

Jon Michael:  This is Jon Michael again, I’ll do a closing here. Thank you all for joining us this morning. It was a very nice quarter for RLI. We had 15% growth in net premiums on a combined ratio of 83%. Value per share stands at nearly $39 a share. All segments for the quarter were profitable. That’s definitely a good thing. Our underwriters are very disciplined. As pricing goes up and as opportunities present themselves, we’ll be there. We’re very well prepared.

Remember that we’re an almost all specialty business, that we’re almost all domestic, practically 100% domestic, and that our underwriting is done by employed underwriters. That’s what sets us apart from everybody else. So, thank you and we’ll talk to you again next quarter.

Operator: Ladies and gentlemen, if you wish to access the replay for this call, you may do so by dialing 1-888-203-1112 with an ID of 6578540. This concludes our conference for today. Thank you all for participating, and have a nice day.

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